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                                                                    Exhibit d(i)
                                CIGNA FUNDS GROUP
                                100 FRONT STREET
                                    SUITE 300
                               WORCESTER, MA 01601

January 3, 2000

CIGNA Investments, Inc.
900 Cottage Grove Road
Hartford, CT 06152

Re: First Amended and Restated Master Investment Advisory Agreement Dated as of April 30, 1996 (the "Master Investment Advisory Agreement") Between CIGNA Investments, Inc. (the "Adviser") and CIGNA Funds Group (the "Trust")

Dear Madam or Sir:

Please be advised that the Trust has established new series of shares, namely:
Balanced Fund, Core Plus Fixed Income Fund, Foreign Stock Fund, Large Company Stock Growth Fund, Large Company Stock Value Fund, Small Company Stock Growth Fund and Small Company Stock Value Fund (the "Series"). The Trust desires to retain you to render management and investment advisory services pursuant to the above-captioned Master Investment Advisory Agreement for the Series. The proposed advisory fees payable with respect to the Series are set forth on Schedule A-2 attached hereto.

If you are willing to render management and investment advisory services pursuant to the Master Investment Advisory Agreement and the fee schedule attached hereto, please so indicate by signing below.

Please be further advised that the trust has renamed two existing series: Money Market Fund (f/k/a CIGNA Money Market Fund) and Large Company Stock Index Fund ((f/k/a CIGNA S&P 500 Index Fund).

Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.

Sincerely,

CIGNA Funds Group


     /s/ Richard H. Forde
By:__________________________________________________
         By:  Richard H. Forde
         Its: Chairman of the Board and President

Accepted and Agreed to.

CIGNA Investments, Inc.


     /s/ Thomas C. Jones
By:__________________________________________________
         By:  Thomas C. Jones
         Its: President

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              SCHEDULE A-2 TO MASTER INVESTMENT ADVISORY AGREEMENT
                    ATTACHED TO LETTER DATED JANUARY 3, 2000


Compensation Schedule for the following Series:

     Balanced Fund
     Core Plus Fixed Income Fund
     Foreign Stock Fund
     Large Company Stock Growth Fund
     Large Company Stock Value Fund
     Small Company Stock Growth Fund
     Small Company Stock Value Fund

The Trust shall pay the Adviser as full compensation for all services rendered and all facilities furnished hereunder, a management fee for each Series by applying the following percentages of the average daily net asset value of each Series for the calendar year, computed in the manner used for the determination of the offering price of Shares of the Series:

     Balanced Fund                                   0.75
     Core Plus Fixed Income Fund                     0.60
     Foreign Stock Fund                              1.00
     Large Company Stock Growth Fund                 0.80
     Large Company Stock Value Fund                  0.75
     Small Company Stock Growth Fund                 1.00
     Small Company Stock Value Fund                  1.00

The fee accrued as of the end of each month shall be paid no later than the 15th of the following month.